Free Writing Prospectus (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated August 31, 2010 and Index Supplement dated August 31, 2010)	Filed Pursuant to Rule 433 Registration No. 333-169119 October 29, 2010

INVESTOR SOLUTIONS

Annual AutoCallable Notes due November 29, 2013 Linked to the Performance of the Russell 2000® Index

These notes are linked to the performance of the Russell 2000® Index (the “Index”). If the Index closes at or above its initial level on any call valuation date, the Notes will be automatically called and investors will (subject to issuer credit risk) receive 100% of the principal amount of their Notes plus a pre-determined coupon return. At maturity, if the Notes are not automatically called and if the final level of the Index is equal to or greater than the protection level but less than the initial level, investors will receive (subject to issuer credit risk) 100% of the principal amount of their Notes. If the final level of the Index is below the protection level, investors will be fully exposed to any declines in the Index from the initial level and may lose some or all of their investment.

Terms and Conditions

Issuer Barclays Bank PLC

Issue Date 11/30/10

Initial Valuation Date 11/24/10*

Final Valuation Date 11/25/13*

Maturity Date 11/29/13*

Call Valuation Dates* November 25, 2011

November 23, 2012

November 25, 2013

Reference Asset Russell 2000® Index

Ticker RTY <Index> (Bloomberg)

Denominations $1,000 and integral multiples of $1,000 in excess thereof

Call Premium 10%-14%** (First Call valuation date)

20%-28%** (Second call valuation date)

30%-42%** (Final call valuation date)

** Actual call premiums will be determined on the initial valuation date.

Initial Level Index closing level on the initial valuation date

Protection Level 70% of the initial level of the Index

CUSIP 06740PB39

ISIN US06740PB399

* Subject to postponement in the event of a market disruption event, as described in this free writing prospectus.

Investing in these Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the accompanying prospectus supplement and “Selected Risk Considerations” in this free writing prospectus. Introduction

The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Payoff Diagram

Hypothetical Examples***

Index Return Investment in the Notes Direct Investment in the Index Index Return Investment in the Notes Direct Investment in the Index

100% $1,300.00 $2,000 -5% $1,000.00 $950

90% $1,300.00 $1,900 -10% $1,000.00 $900

80% $1,300.00 $1,800 -20% $1,000.00 $800

70% $1,300.00 $1,700 -30% $1,000.00 $700

60% $1,300.00 $1,600 -31% $ 690.00 $690

50% $1,300.00 $1,500 -40% $ 600.00 $600

40% $1,300.00 $1,400 -50% $ 500.00 $500

30% $1,300.00 $1,300 -60% $ 400.00 $400

20% $1,300.00 $1,200 -70% $ 300.00 $300

10% $1,300.00 $1,100 -80% $200.00 $200

5% $1,300.00 $1,050 -90% $100.00 $100

0% $1,300.00 $1,000 -100% $ 0.00 $0

*** These hypothetical examples assume that the Notes have not been called in respect of the first or second call valuation date, and are based on a number of other assumptions, as set forth on page FWP-4 of this free writing prospectus, including, among others, the assumption that the call premium percentage for the final call valuation date is 30%. These hypothetical examples are included for illustrative purposes only.

$ Annual AutoCallable Notes due November 29, 2013 Linked to the Performance of the Russell 2000® Index Global Medium-Term Notes, Series A, No. E-6093

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Initial Valuation Date:	November 24, 2010 *
Issue Date:	November 30, 2010
Final Valuation Date:	November 25, 2013*
Maturity Date:	November 29, 2013** (resulting in a term to maturity of approximately 3 years)
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Reference Asset:	Russell 2000® Index (the “Index”) (Bloomberg ticker symbol “RTY <Index>”)
Automatic Call:

On any call valuation date, if the final level is greater than or equal to the initial level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable call price payable on the applicable early redemption date.

Call Valuation Dates*:	November 25, 2011 (the first call valuation date), November 26, 2012 (the second call valuation date) and November 25, 2013 (the final call valuation date)
Early Redemption Date*:	The third Business Day after the applicable call valuation date
Call Price:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•     10%-14%*** × $1,000 if called in respect of the first call valuation date

•     20%-28%*** × $1,000 if called in respect of the second call valuation date

•     30%-42%*** × $1,000 if called in respect of the final call valuation date

***  The actual call premium percentage will be determined on the initial valuation date and will not be less than 10% in respect of the first call valuation date, 20% in respect of the second call valuation date and 30% in respect of the third call valuation date.

Protection Level:	70% of the initial level
Payment at Maturity:

If the Notes are not automatically called, you will receive at maturity

(i)  if the final level is equal to or above the protection level and is less than the initial level, a cash payment equal to the principal amount of the Notes

(ii)  if the final level is below the protection level, a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return)]

You may lose some or all of your investment at maturity. If the final level of the Index closes below the protection level on the final valuation date, your Notes will be fully exposed to any declines of the Index from the initial level and you may lose some or all of your investment. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

Reference Asset Return:	The performance of the Index from the initial level to the final level, calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	[—], the Index closing level on the initial valuation date.
Final Level:	The Index closing level on the applicable valuation date.
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06740PB39 and US06740PB399

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-7 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the initial valuation date as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated August 31, 2010 and the index supplement dated August 31, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

•	Index Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201630/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

Each Table of Hypothetical Values based on the assumptions outlined below, demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the Index, based on certain percentage changes between the initial level and the final level of the Index and depending on whether the Notes are automatically called (prior to the deduction of any applicable brokerage fees or charges).

In each Table of Hypothetical Values some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the table were determined.

If the final level of the Index is at or above the initial level on any call valuation date, the Notes will be automatically called for redemption at a cash payment per $1,000 principal amount Note equal to the applicable call price on the applicable early redemption date. The applicable call price is determined as follows:

For every $1,000 principal amount Note, you will receive one payment of $1,000 plus a call premium calculated as follows:

•	10%-14%** × $1,000 if called in respect of the first call valuation date

•	20%-28%** × $1,000 if called in respect of the second call valuation date

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•	30%-42%** × $1,000 if called in respect of the final call valuation date

** The actual call premium percentage will be determined on the initial valuation date and will not be less than 10% in respect of the first call valuation date, 20% in respect of the second call valuation date and 30% in respect of the third call valuation date.

If the Notes are not automatically called, the final level is determined on the final valuation date and you will receive a payment at maturity:

•	If the final level of the Index on the final valuation date is equal to or above the protection level and is less than the initial level, a cash payment equal to the principal amount of the Notes.

•

If the final level of the Index on the final valuation date is below the protection level, a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × (Reference Asset Return)]

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Reference Asset: Russell 2000® Index

Initial Level: 707.89

Protection Level: 495.52, which is 70% of the initial level

Call Valuation Dates: November 25, 2011 (the first call valuation date), November 26, 2012 (the second call valuation date) and November 25, 2013 (the final call valuation date)

Maturity Date: November 29, 2013

The call premium percentage for the first call valuation date: 10.00%

The call premium percentage for the second call valuation date: 20.00%

The call premium percentage for the final call valuation date: 30.00%

Table of Hypothetical Values

If Notes are Called in Respect of the First Call

Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,100.00	$2,000
+ 90%	$1,100.00	$1,900
+ 80%	$1,100.00	$1,800
+ 70%	$1,100.00	$1,700
+ 60%	$1,100.00	$1,600
+ 50%	$1,100.00	$1,500
+ 40%	$1,100.00	$1,400
+ 30%	$1,100.00	$1,300
+ 20%	$1,100.00	$1,200
+ 10%	$1,100.00	$1,100
+ 5%	$1,100.00	$1,050

0%	$1,100.00	$1,000

- 5%	$1,100.00	$950
- 10%	$1,100.00	$900
- 20%	$1,100.00	$800
- 30%	$1,100.00	$700
- 40%	$1,100.00	$600
- 50%	$1,100.00	$500
- 60%	$1,100.00	$400
- 70%	$1,100.00	$300
- 80%	$1,100.00	$200
- 90%	$1,100.00	$100
- 100%	$1,100.00	$0

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Since the final level of the Index on the first call valuation date is equal to or greater than the initial level, the Notes are automatically called and you will receive on the first early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $100.00, regardless of the performance of the Index on the final valuation date. Your return on the Notes in this scenario would be 10.00%.

Table of Hypothetical Values

If Notes are Called in Respect of the Second Call

Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,200.00	$2,000
+ 90%	$1,200.00	$1,900
+ 80%	$1,200.00	$1,800
+ 70%	$1,200.00	$1,700
+ 60%	$1,200.00	$1,600
+ 50%	$1,200.00	$1,500
+ 40%	$1,200.00	$1,400
+ 30%	$1,200.00	$1,300
+ 20%	$1,200.00	$1,200
+ 10%	$1,200.00	$1,100
+ 5%	$1,200.00	$1,050

0%	$1,200.00	$1,000

- 5%	$1,200.00	$950
- 10%	$1,200.00	$900
- 20%	$1,200.00	$800
- 30%	$1,200.00	$700
- 40%	$1,200.00	$600
- 50%	$1,200.00	$500
- 60%	$1,200.00	$400
- 70%	$1,200.00	$300
- 80%	$1,200.00	$200
- 90%	$1,200.00	$100
- 100%	$1,200.00	$0

Since the final level of the Index on the second call valuation date is equal to or greater than the initial level, the Notes are automatically called and you will receive on the second early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $200, regardless of the performance of the Index on the final valuation date. Your total return on the Notes in this scenario would be 20.00%.

Table of Hypothetical Values

If Notes are NOT Called in Respect of the First Call

Valuation Date and the Second Call Valuation Date

	-
Reference Asset Return	Investment in the Notes	Direct Investment in the Reference Asset
+ 100%	$1,300.00	$2,000
+ 90%	$1,300.00	$1,900
+ 80%	$1,300.00	$1,800
+ 70%	$1,300.00	$1,700
+ 60%	$1,300.00	$1,600
+ 50%	$1,300.00	$1,500
+ 40%	$1,300.00	$1,400
+ 30%	$1,300.00	$1,300
+ 20%	$1,300.00	$1,200
+ 10%	$1,300.00	$1,100
+ 5%	$1,300.00	$1,050

0%	$1,300.00	$1,000

- 5%	$1,000.00	$950
- 10%	$1,000.00	$900
- 20%	$1,000.00	$800
- 30%	$1,000.00	$700
- 31%	$690.00	$690
- 40%	$600.00	$600
- 50%	$500.00	$500
- 60%	$400.00	$400
- 70%	$300.00	$300
- 80%	$200.00	$200
- 90%	$100.00	$100
- 100%	$0.00	$0

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If Notes are not called in respect of the first call valuation date and the second call valuation date and the final level is at or above the initial level on the final call valuation date, the Notes are automatically called and you will receive on the applicable early redemption date a cash payment per $1,000 principal amount Note equal to $1,000 plus the corresponding call premium of $300.00. Your total return on the Notes in this scenario would be 30.00%.

If Notes are not automatically called and the final level is below the initial level but at or above the protection level on the final valuation date, you will receive on the maturity date a cash payment per $1,000 principal amount Note equal to $1,000. Your return on the Notes would be equal to 0.00%.

If Notes are not automatically called and the final level is below the protection level on the final valuation date, you will receive on the maturity date a cash payment equal to (a) the principal amount of your notes plus (b) the principal amount multiplied by the Reference Asset Return. Your return on the Notes would be equal to the Reference Asset Return.

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The call valuation dates, early redemption dates, final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities, Interest Rates, Currency Exchange Rates, Currencies, or Other Assets or Variables (Other than Commodities)” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

•

Appreciation Potential—If the Index closing level is greater than or equal to the initial level on a call valuation date, your investment will yield a payment per $1,000 principal amount Note of $1,000 plus a call premium equal to: (i) 10.00%* multiplied by $1,000 if your Notes are automatically called in respect of the first call valuation date, (ii) 20.00%* multiplied by $1,000 if your Notes are automatically called in respect of the second call valuation date and (iii) 30.00%* multiplied by $1,000 if your Notes are automatically called in respect of the final call valuation date. *The actual call premium will be determined on the initial valuation date and will not be less than $100.00, $200.00 and $300.00 per $1,000 principal amount Note for the first, second and final call valuation date, respectively. Because the Notes are our senior unsecured obligations, payment of any amount if called or at maturity is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

Limited Protection Against Loss—If the Notes are called or the final level of the Index on the final valuation date does not fall below the protection level, you will be entitled to receive at least the full principal amount of your Notes at maturity or on the early redemption date as applicable. But if the Notes are not called and the final level of the Index on the final valuation date is below the protection level, for every 1% that the Index has declined from the initial level you will lose an amount equal to 1% of the principal amount of your Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this free writing prospectus.

•

The Payment at Maturity of Your Notes is Not Based on the Level of the Index at Any Time Other than the Final Level on each Call Valuation Date, Including the Final Valuation Date—The final level of the Index and the reference asset return will be based solely on the final level of the Index on each call valuation date, including the final valuation date

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(subject to adjustments as described in the prospectus supplement). Therefore, if the level of the Index dropped below the initial level on any call valuation date, including the final valuation date, you will not be entitled to a return in respect of the call premium applicable to such valuation date and the payment upon at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Index prior to such drop at a time when the Index level was at or above the initial level on the initial valuation date. Similarly, if the level of the Index dropped below the protection level on the final valuation date, the payment upon maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Index prior to such drop at a time when the Index level was at or above the protection level.

•

Exposure to the U.S. Equities of the Russell 2000® Index—The return on the Notes is linked to the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see the information set forth under “Non Proprietary Indices—Equity Indices—Russell 2000® Index” in the Index Supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. Holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

It is also possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon redemption or maturity of your Notes is determined, even though you will not receive any amounts in respect of your Notes prior to the redemption or maturity of the Notes. Under this alternative treatment, if your Notes are redeemed on the first early redemption date, you may be treated as having a holding period that is less than one year even if you receive cash upon the redemption of your Notes at a time that is more than one year after the beginning of your holding period.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your

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Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in a Loss—If the Notes are not called and the final level of the Index on the final valuation date declines by more than 30% compared to the initial level, you will lose 1% of your principal amount for every 1% decline in the final level compared to the initial level. If the Notes are not called, you may lose some or all of your investment at maturity.

•

Potential Early Exit—While the original term of the Notes is approximately three years, the Notes will be automatically called if the final level of the Index is at or above the initial level on any call valuation date. If the Notes are called, you will be entitled only to the principal amount of your Notes plus the applicable call premium set forth on the cover of this free writing prospectus. You will not be entitled to any appreciation in the Index on the final valuation date, which may be significant.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

FWP–7

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing level from January 7, 2002 through October 25, 2010. The Index closing level on October 25, 2010 was 707.89.

We obtained the Index closing levels below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the final valuation date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

FWP–8